UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) May 22, 2013 (May 16, 2013)

THE PROGRESSIVE CORPORATION

(Exact name of registrant as specified in its charter)

Ohio	1-9518	34-0963169
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6300 Wilson Mills Road, Mayfield Village, Ohio	44143
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code 440-461-5000

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) On May 16, 2013, the Compensation Committee of the Board of Directors approved an amendment to The Progressive Corporation Executive Separation Allowance Plan (2006 Amendment and Restatement) (the “Plan”) to expand the circumstances under which an eligible employee is entitled to receive payments under the Plan. The Plan covers our named executive officers, other executive officers, and all other equity-eligible employees of Progressive. Prior to amendment, the Plan provided that an executive will be entitled to a separation allowance (severance) payment if we terminate their employment for reasons other than resignation (including retirement), death, disability, leave of absence or discharge for cause (as defined in the plan) and the participant signs a termination and release agreement as required by the Plan. The amendment provides that an eligible employee will now also be entitled to a separation allowance if he or she resigns within a period of time (to be specified by us) after being notified that his or her job duties have been changed significantly (as determined by us in our sole and absolute discretion). The participant will still need to sign a termination and release agreement as required by the Plan, and amounts payable under the Plan were not affected by the amendment.

In addition, the amendment revised the definition of “Change in Control” in the Plan to conform to Section 409A of the Internal Revenue Code.

The amendment is filed as an exhibit to this Form 8-K.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits.

See exhibit index on page 4.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 22, 2013

THE PROGRESSIVE CORPORATION

By:	/s/ Jeffrey W. Basch
Name:	Jeffrey W. Basch
Title:	Vice President and Chief Accounting Officer

EXHIBIT INDEX

Exhibit No. Under Reg. S-K Item 601	Form 8-K Exhibit No.	Description

10	10.1	Fifth Amendment to The Progressive Corporation Executive Separation Allowance Plan (2006 Amendment and Restatement)

4